Filed Pursuant to Rule 424(b)(3)

Registration No. 333- 256487

PROSPECTUS SUPPLEMENT NO. 13

(to prospectus dated May 4, 2022)

STRYVE FOODS, INC.

Up to 5,609,398 Shares of Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 20, 2021 (the “Prospectus”), related to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees (collectively, the “selling stockholders”) of up to 5,609,398 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of Stryve Foods, Inc., a Delaware corporation (the “Company”), with the information contained in the Company’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on August 5, 2022 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock and warrants are listed on the Nasdaq Stock Market under the symbol “SNAX” and “SNAXW,” respectively. On August 4, 2022, the closing sale price per share of our Class A Common Stock was $0.89 and the closing sale price per warrant was $0.09.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 5, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2022

STRYVE FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38785	87-1760117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5801 Tennyson Parkway, Suite 275 Plano, TX	75024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 987-5130

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SNAX	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	SNAXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 4, 2022, Stryve Foods, Inc. (the “Company”) received a deficiency letter from the Nasdaq Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the last 30 consecutive business days, the closing bid price for the Company’s Class A common stock has been below the minimum $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”). The Nasdaq deficiency letter has no immediate effect on the listing of the Company’s Class A common stock, and its Class A common stock will continue to trade on The Nasdaq Capital Market under the symbol “SNAX” at this time.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been given 180 calendar days, or until January 31, 2023, to regain compliance with Rule 5550(a)(2). If at any time before January 31, 2023, the bid price of the Company’s Class A common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Staff will provide written confirmation that the Company has achieved compliance.

If the Company does not regain compliance with Rule 5550(a)(2) by January 31, 2023, the Company may be afforded a second 180 calendar day period to regain compliance. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, except for the minimum bid price requirement. In addition, the Company would be required to provide written notice to Nasdaq of its intent to cure the deficiency during the second compliance period.

The Company intends to actively monitor the closing bid price for its Class A common stock and will consider available options to resolve the deficiency and regain compliance with Rule 5550(a)(2).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 5, 2022

STRYVE FOODS, INC.

By:	/s/ R. Alex Hawkins
Name:	R. Alex Hawkins
Title:	Chief Financial Officer